Exhibit 10.3

Cooper US, Inc.

Restricted Stock Unit Agreement

This Agreement is made as of the day of         , 2012 between Cooper US, Inc., a Delaware Corporation, having its principal place of business in Houston, Texas (the “Company”) and                    , an Executive of the Company or an Affiliate or Subsidiary of the Company (“Executive”). All capitalized terms used in this Agreement are as defined in the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan (the “Plan”), unless otherwise defined in this Agreement. As used herein, the term “Company” shall include its Affiliates and Subsidiaries.

1. Employment by the Company. The Company or one of its Affiliates or Subsidiaries offers and Executive accepts employment as an “at will” employee of the Company or its Affiliate or Subsidiary consistent with Executive’s current terms and conditions except as specifically modified herein and hereinafter set forth, and such modified terms and conditions shall supersede any conflicting oral or written employment agreement(s) entered into by and between the Company and Executive prior to the date of this Agreement. Executive will provide at least thirty (30) days notice if Executive decides to terminate his or her employment. Likewise, the Company will provide at least thirty (30) days notice of its intention to terminate Executive’s employment.

2. Restricted Stock Unit Award. Pursuant to Article VIII of the Plan, the Company hereby grants to the Executive, as of the date hereof, an award of restricted stock units (“Restricted Stock Units”), subject to the restrictions set forth in this Agreement (“Restricted Stock Unit Award”). Upon termination of the restrictions related thereto, each Restricted Stock Unit shall be converted into one ordinary share of Cooper Industries plc (“CBE”), par value $.01 per share (“Common Shares”).

3. Vesting of Restricted Stock Unit Award. Except as provided in Paragraphs 5(b) and 6 of this Agreement, the Restricted Stock Units shall vest in accordance with the following schedule, provided the Executive is actively employed by the Company on the date(s) the restrictions lapse:

Date Restrictions Lapse	Common Shares to be Issued

Total Restricted Stock Award

On the date restrictions lapse, the Company shall cause its parent, CBE, to issue book entry shares in the Executive’s name with CBE’s transfer agent for the designated number of Common Shares less any Common Shares used to satisfy tax withholding obligations pursuant to Paragraph 6.

4. Dividends and Dividend Equivalents. Subject to the terms and conditions established by the Board of Directors of CBE for payment of dividends on Common Shares, upon distribution of the Restricted Stock Units following the lapse of applicable restrictions, the Company shall pay to the Executive in cash an amount equal to the aggregate amount of cash dividends the Executive would have received had the Executive been the owner of record of all such Restricted Stock Units from the date of this Agreement to the date of distribution.

5. Restrictions and Limitations. The Executive hereby accepts the Restricted Stock Unit Award and agrees to the following restrictions on such Restricted Stock Award.

(a) Forfeiture. Except as provided in (b) below, if the Executive’s active employment with the Company terminates for any reason, Restricted Stock Units not yet vested pursuant to Paragraph 3 on the effective date of the Executive’s termination shall be forfeited by the Executive.

(b) Termination Upon Death or Disability. In the event of the Executive’s death or permanent and total disability as determined under Cooper’s Group Long-Term Disability Benefit Plan (or such other disability program or plan in which the Executive participates), all Restricted Stock Units not yet vested pursuant to Paragraph 3 on the date of Executive’s death or disability shall immediately vest and all restrictions on such Restricted Stock Units shall terminate. The Company shall cause CBE to issue Common Shares in the Executive’s name for any such

Restricted Stock Units and such Common Shares shall be issued to the Executive as soon as practicable after the date of Executive’s separation from service (as defined in Section 409A of the Internal Revenue Code) following the Executive’s death or permanent and total disability.

(c) Limitations on Transferability. The Executive shall not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of the Restricted Stock Units prior to the lapse of restrictions in accordance with Paragraph 3 of this Agreement.

6. Tax. Upon the issuance of Common Shares to the Executive for Restricted Stock Units under this Agreement, the Executive shall pay the Company any taxes required to be withheld by reason of the receipt of compensation resulting from the issuance of such Common Shares. In lieu thereof, the Company shall have the right to retain, or the Executive may direct the Company to retain, a sufficient number of Common Shares to satisfy the Company’s withholding obligations, provided the value of the Common Shares used to satisfy the withholding obligations does not exceed the minimum required tax withholding for the transaction. The value of any Common Shares used to satisfy the tax withholding requirement shall be determined by the closing price of the Common Shares on the New York Stock Exchange on the date the restrictions lapse (or if shares are not traded on the Exchange on such date, then on the immediately preceding trading date).

7. Change in Control. In the event of a Change in Control, the Restricted Stock Units shall be settled in accordance with Article XV of the Plan, including Sections 15.1 and 15.2 thereof.

8. Consideration. The parties agree that the consideration for any issuance of Common Shares for Restricted Stock Units hereunder shall be past services by the Executive having a value not less than the par value of such Common Shares.

9. Cooper Industries plc 2011 Omnibus Incentive Compensation Plan (the “Plan”). The Executive may request a copy of the Plan, which is incorporated by reference into this Agreement, by contacting the Corporate Secretary’s Department. The Executive agrees that this Award shall be subject to all of the terms and provisions of the Plan.

10. Covenant Not to Compete. So long as Executive is employed by the Company, Executive shall not assist in any way, serve in any capacity with, or own, directly or indirectly, any interest in, disclose any Confidential Information to, or copy or retain any Confidential Information for the ultimate use by, a Competitor of the Company (except that Executive may hold an interest in a publicly traded Competitor not exceeding one (1) percent of the Competitor’s outstanding stock). For one (1) year after the termination of Executive’s employment with the Company for any reason without salary and benefits continuation, or if terminated with salary and benefits continuation, during the salary and benefits continuation period and for a period of one (1) year following the end of such salary and benefits continuation, Executive shall not assist in any way, serve in any capacity with, or own, directly or indirectly, any interest in, a Competitor of the Company (except that Executive may hold an interest in a publicly traded Competitor not exceeding one (1) percent) in a Competitive Role in the Restricted Territory. As used herein, “Restricted Territory” means the specific geographic area(s) or territories in which the Executive engaged in business on behalf of the Company. As used herein, a “Competitive Role” means any assistance, service, or ownership relating to the customers, markets, products and/or services for which the Executive held responsibility during the Executive’s employment with Company.

As used herein, “Competitor” of the Company shall include the organizations, including any and all parent corporations, subsidiaries, joint ventures, and successors, named on the attached Exhibit A, as applicable based on the Affiliate or Subsidiary of the Company by which the Executive is employed. Exhibit A may be modified as necessary to reflect any changes in the Competitors of the Company. In the event of a transfer of Executive to another Affiliate or Subsidiary of the Company, Exhibit A shall thereupon be modified to list the competitors of the Affiliate or Subsidiary to which the Executive is transferred. Where Executive transfers to another Affiliate or Subsidiary of the Company, the current and modified Exhibit A will be in effect concurrently for six (6) months from the date of transfer. Upon completion of the six (6) month period, the modified Exhibit A will supersede and replace the Exhibit A applicable to the Affiliate or Subsidiary from which Executive is transferred. In consideration for the modification to Exhibit A when Executive transfers to another Affiliate or Subsidiary, Executive will receive additional Confidential Information concerning the Affiliate or Subsidiary. This Agreement will be deemed amended upon Executive’s acceptance of the transfer. With the exception of this modification, this Agreement will remain in full force and effect unless and until superceded by a new Agreement.

As used herein “Confidential Information” is defined to include without limitation the following: marketing data, including analyses and projections, strategies, business plans, product plans and competitive activity data; all financial and profit information not required by law to be published; purchasing or costs data; sales data including customer lists, booking reports, current sales information, strategies, pricing, billing, and other information; products, services, present and future developments, product specifications, designs, manufacturing processes or techniques and manufacturing equipment; personnel compensation and personnel; information related to the cost, quantity and type of raw materials and components utilized in products manufactured by the Company; information related to any product development, designs and prototypes; the Company’s contracts, quotes, quotas, budgets, profits, profit margins, costs, specifications, bids or proposals; the names of and other information concerning the Company’s customers, including information related to customer orders, requests for proposals, quotes, complaints, and preferences; proprietary computer programs and software developed and/or used by the Company; information related to the Company’s patents, trademarks, and copyrights, including information related to potential patent, trademark, or copyright disputes or negotiations regarding same with competitors; and information pertaining to the Company or made available to Executive by the Company and identified or treated as confidential or secret.

11. Non-Solicitation of Employees. So long as Executive is employed by the Company and for one (1) year after Executive’s termination from the Company for any reason without salary and benefits continuation, or if terminated with salary and benefits continuation, during the salary and benefits continuation period and for a period of one (1) year following the end of such salary and benefits continuation, Executive shall not, on behalf of Executive or any other period, firm, company business or other legal entity, directly or indirectly, recruit, solicit, influence, encourage or assist others in recruiting, soliciting, influencing, or encouraging, any employee, representatives or advisor of the Company to terminate his or her employment relationship with the Company and/or to work in any manner for Executive, or any entity affiliated with Executive.

12. Non-Solicitation of Customers. So long as Executive is employed by the Company and for one (1) year after Executive’s termination from the Company for any reason without salary and benefits continuation, or if terminated with salary and benefits continuation, during the salary and benefits continuation period and for a period of one (1) year following the end of such salary and benefits continuation, Executive shall not, on behalf of Executive, or any other person, firm, company, business, or other legal entity, solicit, contact, call upon, initiate communications with or attempt to initiate communications with any Customer of the Company for the purpose of selling or providing products similar to or competitive with those manufactured or sold by the Company entity employing Executive. As used herein, “Customer” is limited to customers with whom Executive had contact or business dealings while employed by the Company and those customers about whom Executive was provided Confidential Information.

13. Clawback. In the event the Executive violates any provision of this Agreement, as reasonably determined by CBE’s Board or Directors (the “Board”) or any Committee comprised of members of the Board, or if Executive engages in activities including, but not limited to, (a) performing services for or on behalf of any Competitor of, or competing with, the Company or any Affiliate; (b) a violation or applicable business ethics policies or business policies of the Company or any Affiliate; (c) unauthorized disclosure of Confidential Information of the Company or any Affiliate; (d) fraud or misconduct; (e) an act or acts of personal dishonesty by the Executive intended to result in the personal enrichment of the Executive; (f) wanton and willful misconduct or gross negligence by the Executive in the performance of his or her duties and obligations; (g) neglect of Executive’s assigned duties; (h) a criminal act including, but not limited to, the arrest or indictment for an alleged criminal act; (i) CBE is required to complete an accounting restatement due to material noncompliance with financial reporting requirements; or (j) any other conduct detrimental to the Company or any Affiliate, including the Company’s or any Affiliate’s reputation as reasonably determined by the Board or any Committee comprised of members of the Board, then (i) any Restricted Stock Units granted hereunder that have not yet vested shall immediately be canceled for no consideration, and (ii) with respect to Restricted Stock Units that have previously vested, the Executive shall immediately repay to the Company an amount in cash equal to the aggregate fair market value of the Common Shares distributed to the Executive, as determined on the date of the award vested based on the closing price of CBE’s shares on the New York Stock Exchange on such date, including the value of any Common Shares used to satisfy tax withholding requirements, plus the amount of dividend equivalents paid with respect to such award. Clause (ii) of the preceding sentence shall only apply with respect to Restricted Stock Units awarded to Executive (A) on or after the date of Executive’s termination of employment, (B) within the three-year period prior to the date of Executive’s termination of employment or, if earlier, the date of Executive’s violation of this Agreement, or (C) in the event of an accounting restatement, within the three-year period prior to the accounting restatement and the one-year period following the inaccurate financial filing that leads to such restatement.

14. Representations by Executive. Executive acknowledges that the Company is relying on Executive’s agreement to comply with the terms of this Agreement as a condition of granting Restricted Stock Units to Executive, including Sections 10, 11, 12 and 13 of this Agreement. Executive agrees to immediately disclose to the Company any activity, negotiations, or job offers relating to potential future employment which would be in violation of any provision of this Agreement. If Executive fails to comply with this Agreement, or challenges the enforceability of any of its provisions, or if a Court finds any provision to be unenforceable, Executive will not be entitled to receive or retain the benefits set forth in this Restricted Stock Unit Agreement.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Executive.

16. Arbitration. Any claim or dispute arising in connection with this Agreement which is not settled by the parties within sixty (60) days of notice thereof first being given by either party to the other shall be finally settled by arbitration (under the Employment Dispute Resolution Rules of the American Arbitration Association), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over it. There shall be one arbitrator, who shall be compensated at his normal hourly or per diem rate for all time spent in connection with the arbitration proceedings and pending final award appropriate compensation and expenses shall be advanced equally by the parties. The arbitrator shall actively manage the arbitration to make it fair, expeditious, economical and less burdensome and adversarial than litigation, and the award rendered shall not include punitive damages and shall state its reasoning. The arbitrator’s fees and expenses shall be shared equally by each party. This provision is intended to conform to Texas law and said law may be substituted for any term of this provision that does not conform to that law.

17. Injunctive Relief. Executive agrees that in the event of any violation of this Agreement by Executive, the Company shall be entitled, in addition to any other rights or remedies which it might have, to maintain an action for damages and permanent injunctive relief, and in addition the Company shall be entitled to preliminary injunctive relief, it being agreed and understood that the substantive and irreparable damages which the Company might sustain upon any such violation could be impossible to ascertain in advance. Executive further agrees that nothing in this Agreement shall be construed as a limitation upon the remedies the Company might have for any wrongs of Executive.

18. Governing Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Texas including all matters of construction, validity and performance. The parties further agree that any lawsuit under this Agreement must be brought in state or federal court in Harris County, Texas.

IN WITNESS THEREOF, the parties have executed this Agreement as of the date first written above.

Heath B. Monesmith
Vice President, Human Resources

EXECUTIVE

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